EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-74577 and 333-194720) of Bank of the Ozarks, Inc. of our report dated June 22, 2017 relating to the financial statements and supplemental schedule of the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
June 22, 2017